Flex Pharma Reports Third Quarter 2017 Financial Results
-- Recent Positive Topline Data Reported from Exploratory Phase 2 Trial of FLX-787 in ALS --
-- Two US Phase 2b Trials in ALS and CMT Initiated under IND; Data Readouts in 2018 --
-- Development Efforts Expanding into Dysphasia --
Conference Call Scheduled Today at 8:45 a.m. ET

November 6, 2017

Boston, MA - Flex Pharma, Inc. (NASDAQ: FLKS), a clinical-stage biotechnology company that is developing innovative and proprietary treatments in Phase 2 randomized, controlled trials for cramps and spasticity associated with severe neurological diseases such as multiple sclerosis (MS), Charcot-Marie-Tooth (CMT) and amyotrophic lateral sclerosis (ALS) under FDA Fast Track designation, today reported financial results for the quarter ended September 30, 2017 and provided an update on its clinical development and corporate activities.

“We are encouraged by the consistently positive impact of FLX-787 across multiple efficacy endpoints related to cramping and the associated pain from our small, exploratory Phase 2 trial in Australian ALS patients that provides the first clinical evidence of effect for our lead candidate in patients with underlying neurological disease. Our development programs are steadily advancing. We have initiated our Phase 2b ALS trial under Fast Track designation, and, more recently, our Phase 2b CMT trial. These two studies, as well as the ongoing exploratory spasticity study in MS in Australia, are expected to yield several important data readouts in 2018,” stated Dr. William McVicar, President and CEO of Flex Pharma. “I am also excited to begin testing potential new applications of our chemical neurostimulation technology to address dysphagia, or difficulty swallowing, in ALS, in addition to cramping in renal failure patients during or between dialysis sessions. We expect to begin studying these indications in the next six months.”

Recent Business Highlights

•	Clinical Efforts

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In November, the Company announced positive topline data for FLX-787 from its Australian ALS trial of patients who cramp frequently. In the 8 patients who completed the trial per protocol, FLX-787 demonstrated a statistically significant percentage reduction from baseline in both cramp-associated pain intensity (p<0.05) and stiffness (p<0.05), relative to placebo control, based on Numerical Rating Scales (NRS). Strong and consistent trends were demonstrated on multiple endpoints, including: percentage reduction in the number of cramps from baseline (p=0.08), increase in cramp free days from baseline (p=0.09), and improvements on both Patient (PGIC; p=0.06) and Clinician (CGIC; p=0.06) Global Impression of Change. FLX-787 was generally well tolerated in all patients. In July 2017, the Company announced that it had stopped this study after 12 patients were randomized.

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In October, the Company initiated a Phase 2b randomized, controlled, double-blinded, parallel design trial in the US, referred to as the COMMIT trial. The COMMIT trial will evaluate FLX-787, the Company’s co-activator of TRPA1 and TRPV1, in patients with Charcot-Marie-Tooth, who suffer from painful, debilitating cramps. The Company expects to report topline results from this study in the third quarter of 2018.

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In August, the Company initiated its Phase 2b randomized, controlled, double-blinded, parallel design trial in the US, referred to as the COMMEND trial, to evaluate FLX-787, the Company’s co-activator of TRPA1 and TRPV1, in patients with motor neuron disease (MND), focused on ALS, who suffer from cramps. The Company expects to report topline results from this study in the third quarter of 2018.

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In July, the Company announced that the Food and Drug Administration (FDA) granted Fast Track Designation for the development of FLX-787 to treat severe muscle cramps in patients with ALS. There are currently no drugs approved in the US for this condition. Fast Track Designation is intended to accelerate the clinical development and review of drugs to treat serious conditions that address an unmet medical need.

•	Consumer Business

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For the quarter ended September 30, 2017, the Company recorded approximately $414,000 in total revenue for its consumer product, HOTSHOT®, launched in June 2016. The Company expects full year revenues for 2017 to exceed 2016.

•	Strengthened Leadership Team

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In October, Flex Pharma announced that Roger Tung, Ph.D. was appointed to its Board of Directors. Dr. Tung is the scientific co-founder of Concert Pharmaceuticals, where he serves as President and CEO. Prior to Concert, Dr. Tung was a founding scientist at Vertex. Dr. Tung has more than 30 years of experience in the global biopharmaceutical industry.

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In July, Flex Pharma’s Board of Directors appointed William McVicar, Ph.D., as President and CEO. Dr. McVicar brings approximately 30 years of clinical development experience to the Company, formerly serving as the Company’s President of Research and Development. In June, Christoph Westphal, M.D., Ph.D., transitioned from his role as CEO and continues to serve on Flex Pharma's Board. Prior to joining Flex Pharma, Dr. McVicar served as Executive Vice President of Pharmaceutical Development, Chief Scientific Officer, and President during his tenure at Inotek. As Vice President of Development Operations at Sepracor, he oversaw the development, FDA review, and approval of multiple NDAs and SNDAs, including BROVANA®, XOPENEX MDI®, and XOPENEX’s pediatric approval, which were each approved in a single 10-month review cycle. Prior to Sepracor, Dr. McVicar held various positions of increasing responsibility at Sandoz, Novartis and Rhone Poulenc Rorer.

Third Quarter 2017 Financial Results

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Cash Position: As of September 30, 2017, Flex Pharma had cash, cash equivalents and marketable securities of $38.9 million. During the three months ended September 30, 2017, cash, cash equivalents and marketable securities decreased by $8.2 million.

•	Total Revenue: Total revenue for the three months ended September 30, 2017 was approximately $414,000, including approximately $7,000 of other revenue.

•	Cost of Product Revenue: Cost of product revenue for the three months ended September 30, 2017 was approximately $149,000.

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R&D Expense: Research and development expense for the three months ended September 30, 2017 was $4.7 million. Research and development expense for this quarter primarily included costs associated with the Company’s clinical studies of FLX-787, personnel costs (including salaries and stock-based compensation costs), FLX-787 production costs and external consultant costs.

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SG&A Expense: Selling, general and administrative expense for the three months ended September 30, 2017 was $4.9 million. Selling, general and administrative expense for this quarter primarily included personnel costs (including salaries and stock-based compensation costs), sales, marketing and fulfillment costs related to HOTSHOT, legal and professional costs and external consultant costs.

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Net Loss and Cash Flow: Net loss for the three months ended September 30, 2017 was ($9.3) million, or ($0.54) per share and included $1.0 million of stock-based compensation expense. As of September 30, 2017, Flex Pharma had 17,541,377 shares of common stock outstanding, which excludes approximately 0.4 million shares of stock that remain subject to vesting. The net loss for the third quarter of 2017 was primarily driven by the Company’s operating expenses related to its research and development efforts, costs associated with HOTSHOT, and general and administrative costs.

Financial Guidance
Based on its current operating plans and cash, cash equivalents and marketable securities position, Flex Pharma expects to have sufficient capital to fund its operations into early 2019.

Conference Call and Webcast
The Flex Pharma management team will host a conference call and live webcast with slides today, Monday, November 6, at 8:45 a.m. ET to provide an update on the company and discuss the information in this press release.

Date: Monday, November 6, 2017
Time: 8:45 a.m. ET
Dial-in: (855) 780-7202 (US or Canada) or (631) 485-4874 (International)
Replay: (855) 859-2056 (US or Canada) or (404) 537-3406 (International)
Conference ID: 3497649

The live webcast and accompanying slides can be under the Investors section of the company's website at www.flex-pharma.com. A replay of the webcast will be available on Flex Pharma's website for three months after the call.

About Flex Pharma
Flex Pharma, Inc. is a clinical-stage biotechnology company that is developing innovative and proprietary treatments in Phase 2 randomized, controlled trials for cramps and spasticity associated with the severe neurological diseases of ALS, MS and peripheral neuropathies such as Charcot-Marie-Tooth (CMT). The Company’s lead candidate, FLX-787, is being developed under Fast Track designation for the treatment of severe muscle cramps associated with ALS. Flex Pharma was founded by National Academy of Science members Rod MacKinnon, M.D. (2003 Nobel Laureate), and Bruce Bean, Ph.D., recognized leaders in the fields of ion channels and neurobiology, along with Christoph Westphal, M.D., Ph.D.

Forward-Looking Statements
This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: the design and timing of ongoing and anticipated clinical trials, including the timing for results of our clinical trials, the level of future interaction we may have with FDA, our expectations relating to HOTSHOT revenue and our expectations regarding the availability of our capital resources. These forward-looking statements are based on management's expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include, without limitation: the status, timing, costs, results and interpretation of our clinical studies; the uncertainties inherent in conducting clinical studies; results from our ongoing and planned preclinical development; expectations of our ability to make regulatory filings and obtain and maintain regulatory approvals; our ability to successfully commercialize our consumer product and drive customers to purchase HOTSHOT; results of early clinical studies as indicative of the results of future trials; availability of funding sufficient for our foreseeable and unforeseeable operating expenses and capital expenditure requirements; other matters that could affect the availability or commercial potential of our consumer or drug product candidates; the inherent uncertainties associated with intellectual property; and other factors discussed in greater detail under the heading "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2016 and subsequent filings with the Securities and Exchange Commission (SEC). You are encouraged to read our filings with the SEC, available at www.sec.gov, for a discussion of these and other risks and uncertainties. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

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Contact:
Elizabeth Woo
SVP, Investor Relations & Corporate Communications
Flex Pharma, Inc.
irdept@flex-pharma.com
617-874-1829

- Financial Tables to Follow -

Flex Pharma, Inc.
Unaudited Selected Consolidated Balance Sheet Information
(in thousands)
	September 30, 2017	December 31, 2016
Assets:
Cash and cash equivalents	$20,152	$22,416
Marketable securities	18,776	38,659
Accounts receivable	35	12
Inventory	534	454
Prepaid expenses and other current assets	1,057	926
Property and equipment, net	401	556
Other assets	253	192
Total assets	$41,208	$63,215

Liabilities and stockholders' equity:
Accounts payable and accrued expenses	$4,816	$3,780
Deferred revenue	98	88
Other liabilities	113	30
Stockholders’ equity	36,181	59,317
Total liabilities and stockholders’ equity	$41,208	$63,215

Unaudited Condensed Consolidated Statements of Operations
(in thousands, except loss per share amounts)
	Three Months Ended September 30, 2017	Three Months Ended September 30, 2016	Nine Months Ended September 30, 2017	Nine Months Ended September 30, 2016
Net product revenue	$407	$586	$978	$699
Other revenue	7	13	14	13
Total revenue	414	599	992	712
Costs and expenses:
Cost of product revenue	149	221	373	529
Research and development	4,739	5,665	12,731	16,148
Selling, general and administrative	4,935	5,448	14,521	15,937
Total costs and expenses	9,823	11,334	27,625	32,614

Loss from operations	(9,409)	(10,735)	(26,633)	(31,902)
Interest income, net	77	98	228	309
Net loss	$(9,332)	$(10,637)	$(26,405)	$(31,593)

Net loss per share-basic and diluted	$(0.54)	$(0.65)	$(1.54)	$(1.96)

Weighted-average number of common shares outstanding (1)	17,386	16,362	17,132	16,105

(1)
As of September 30, 2017, the Company had issued approximately 5.4 million shares of restricted stock that are subject to vesting. Of these shares, approximately 5.0 million shares had vested at September 30, 2017 and are outstanding for purposes of computing weighted average shares outstanding. The remaining shares will be included in the weighted average share calculation as such shares vest over approximately the next 0.4 years.